From: Parker, Alexander E. <alexander.parker@buxtonhelmsley.com>
Sent: Wednesday, December 24, 2025 2:02 PM
To: Erik Nakamura [redacted]
Cc: [redacted]
Subject: RE: Daily Journal Corporation - Notice Regarding Potential Criminal Liability Under 18 U.S.C. § 1350

[EXTERNAL EMAIL]

Mr. Nakamura,

We are forwarding the attached letters for your review:

1. Our letter dated December 21, 2025, addressed to Mr. Frank and Ms. Conlin regarding additional Audit Committee failures, undisclosed implicit waivers of the Company's Code of Ethics, and missing Form 8-K filings under Item 5.05; and
2. Our letter dated December 24, 2025, responding to the Company's December 24, 2025, letter rejecting our books and records demand (our initial books and records demand, and according December 24 response to it from the Company, also attached).

We are copying you on these communications so that you have no plausible deniability regarding the false statements the Company is making and the ongoing violations that remain unremediated.

In particular, we draw your attention to the following:

- The December 21 letter documents additional disclosure violations that were not addressed in our December 19 letter to you, including the Company's failure to file Form 8-Ks under Item 5.05 disclosing implicit waivers of the Code of Ethics arising from years-long Section 16(a) failures by multiple directors and officers, Mr. Myhill-Jones' Form 3 containing false representations, and the willful false SOX certifications signed by Mr. Myhill-Jones and former CFO Tu To on August 14, 2025.
- The December 24 letter documents that the Company, through outside counsel, has made demonstrably false claims about Equiniti's transfer agent records. The attached broker confirmation proves the transfer was initiated for Buxton Helmsley USA, Inc.—not the entity name the Company claims appears in the records.

This is a pattern. The July 29, 2025, Form 8-K was falsely dated. That filing contained false statements about Buxton Helmsley. The Company has made no effort to correct those false statements despite being on notice for five months. Now the Company, through its counsel, has made additional false statements. And the disclosure violations documented in the December 21 letter remain unremediated.

As we stated in our December 19 letter to you: if you sign a Form 10-K that perpetuates these violations, you will be certifying financial statements that you know do not fairly present the financial condition and results of operations of the Company and do not fully comply with SEC reporting requirements. Such certification, made with knowledge of these deficiencies, would constitute a willful false certification under 18 U.S.C. § 1350.

We have also discovered that you are, on information and belief, not a licensed CPA. This does not help your position—it makes it worse. A CPA who signs a false certification might at least attempt to argue

that they exercised professional judgment and reached a different conclusion on the accounting issues. You cannot make that argument. You have no professional accounting credentials that would permit you to second-guess the GAAP and Regulation S-X violations we have documented—particularly when we have provided you authoritative AICPA guidance establishing that the Company's financial reporting is non-compliant.

To be clear: you have been told, in writing, by a shareholder with a dual-CPA/Certified Fraud Examiner on its board of directors—who is also on the board of the AICPA, the very organization that develops and grades the CPA exam—that the Company's financial statements do not comply with GAAP and Regulation S-X. We have laid out the applicable standards in detail. If you nonetheless sign a Form 10-K certifying those financial statements, you will be signing a certification you have no professional basis to believe is true. That is the definition of willfulness under 18 U.S.C. § 1350.

You cannot later claim you did not know.

Very truly yours,
Alexander

Alexander E. Parker
Chairman of the Board and Chief Executive Officer | Buxton Helmsley, Inc.
As seen in The Wall Street Journal, Reuters, Bloomberg, MarketWatch, The Irish Times, and TheStreet.com

BUXTON HELMSLEY

T +1 (212) 951-1530 | **F** +1 (212) 641-4349
1185 Avenue of the Americas, Floor 3 | New York, NY 10036-2600

Learn more about Buxton Helmsley:
BuxtonHelmsley.com | **LinkedIn**

From: Parker, Alexander E.
Sent: Friday, December 19, 2025 4:51 PM
To: 'enakamura@journaltech.com' <enakamura@journaltech.com>
Cc: jfrank@oaktreecap.com; Sayerwin, Scarlet <scarlet.sayerwin@bakertilly.com>; Relampagos, Stella C. <stella.relampagos@bakertilly.com>
Subject: Daily Journal Corporation - Notice Regarding Potential Criminal Liability Under 18 U.S.C. § 1350
Importance: High
Sensitivity: Confidential

Mr. Nakamura,

Please find attached formal correspondence regarding material accounting deficiencies at Daily Journal Corporation that may expose you to personal criminal liability under 18 U.S.C. § 1350, if you certify the Company's upcoming Form 10-K.

This letter details two independent GAAP and SEC reporting violations—the Company's failure to capitalize software development costs under ASC 985-20 and its failure to separately report research and development expenses under Regulation S-X § 210.5-03—and explains why certification of financial

statements that perpetuate these violations would constitute willful false certification under Sarbanes-Oxley.

I strongly encourage you to read this letter carefully before signing any SEC filings on behalf of the Company.

Very truly yours,
Alexander

Alexander E. Parker
Chairman of the Board and Chief Executive Officer | Buxton Helmsley, Inc.
As seen in The Wall Street Journal, Reuters, Bloomberg, MarketWatch, The Irish Times, and TheStreet.com

BUXTON HELMSLEY

T +1 (212) 951-1530 | **F** +1 (212) 641-4349
1185 Avenue of the Americas, Floor 3 | New York, NY 10036-2600

Learn more about Buxton Helmsley:
BuxtonHelmsley.com | **LinkedIn**
